THE BUREAU OF NATIONAL AFFAIRS, INC.
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Cynthia J. Bolbach                                               (202)452-4580
Corporate Secretary                                          Fax:(202)452-4226
                                                      E-mail: cbolbach@bna.com
April 23, 2001


Dear BNA Stockholder:

     At the annual meeting of stockholders held April 21, 2001, the following individuals were elected as members of the Corporation's Board of Directors:
William A. Beltz, Cynthia J. Bolbach, Eunice L. Bumgardner, Richard H. Cornfield, Sandra C. Degler, David L. Foster, Jack Jenc, George J. Korphage, Gregory C. McCaffery, David P. McFarland, Jonathan Newcomb, Frederick A. Schenck, Daniel W. Toohey, Robert L. Velte, and Paul N. Wojcik. The two proposals submitted by the Board of Directors - to permit a five-for-one split of the capital stock of the Corporation, effective September 23, 2001 - were each approved by a majority of the outstanding shares of the Corporation's Class A, Class B, and Class C stock.

     The following table provides pertinent statistical data on the election for directors and on the voting on the proposed resolutions. As of the record date of March 24, 2001, there were 3,228,989 shares of Class A common stock outstanding, 4,252,480 shares of Class B common stock outstanding, and 291,461 shares of Class C common stock outstanding. The total number of shares voted, by each class, was as follows: Class A, 2,619,254; Class B, 3,531,440; Class C, 261,202.

                              ELECTION OF DIRECTORS

                             Stockholder Candidates

Name                             Shares Voted For

William A. Beltz                      1,874,873
Cynthia J. Bolbach                    1,860,138
George J. Korphage                    1,858,141
Robert L. Velte                       1,752,715
David L. Foster                       1,698,778
Sandra C. Degler                      1,685,680
David P. McFarland                    1,637,574
Paul N. Wojcik                        1,587,410
Jack Jenc                             1,500,840
Eunice L. Bumgardner                  1,481,077
Richard H. Cornfield                  1,384,082
Gregory C. McCaffery                  1,310,758

Eileen Z. Joseph                      1,236,161
Paul A. Blakely                       1,175,169
Thomas W. Ball                          595,052


                            Nonstockholder Candidates

Jonathan Newcomb                      1,584,311
Daniel W. Toohey                      1,314,647
Frederick A. Schenck                  1,297,165


                  Proposals Submitted by the Board of Directors

Proposed Resolution One: To amend the Corporation's Articles of Incorporation so as to increase the total number of shares of stock which the Corporation is authorized to issue.

Class A:
                         Shares Voted For:      2,301,185
                         Shares Voted Against:    273,411
                         Shares Abstaining:        44,658
Class B:
                         Shares Voted For:      3,373,129
                         Shares Voted Against:    157,188
                         Shares Abstaining:         1,123
Class C:
                         Shares Voted For:        257,866
                         Shares Voted Against:      3,336
                         Shares Abstaining:             0

Proposed Resolution Two: To amend the Corporation's Articles of Incorporation so as to carry out a five-for-one split of the Corporation's Class A, Class B, and Class C common stock, effective September 23, 2001.

Class A:
                         Shares Voted For:      2,313,056
                         Shares Voted Against:    268,982
                         Shares Abstaining:        37,216
Class B:
                         Shares Voted For:      3,375,165
                         Shares Voted Against:    137,920
                         Shares Abstaining:        18,355

Class C:
                         Shares Voted For:        261,202
                         Shares Voted Against:          0
                         Shares Abstaining:             0

     The stockholders also approved a resolution conveying their most hearty thanks and appreciation to Loene Trubkin, who served as an outside director from 1985 through 2001, and who had declined to stand for re-election.

     As is his custom at each annual meeting of stockholders, Mr. William A. Beltz, Chairman of the Board, reported on acquisition inquiries from other corporations. One inquiry was received during 2000 regarding the availability of the corporation for sale. The inquiry was from Larry A. Bear, of Bear & Company, an investment broker. The inquiry was presented to the Board of Directors, which instructed Mr. Beltz to respond that the company is employee-owned and is not for sale.

     Mr. Beltz also announced the recipient of the 2001 David Lawrence  Memorial
Scholarship: Anne Elizabeth Accurso, daughter of William Accurso, regional manager of the North Central Sales Region.

     At the meeting of the Board of Directors held immediately after the stockholders' meeting, the following officers were elected: William A. Beltz, Chairman of the Board; Sandra C. Degler, Vice Chairman of the Board; Paul N. Wojcik, President and Chief Executive Officer; Jacqueline M. Blanchard, Vice President for Human Resources; Eunice L. Bumgardner, Vice President and General Counsel; Carol A. Clark, Vice President for Information Technology; George J. Korphage, Vice President for Accounting & Finance and Chief Financial Officer; Gregory C. McCaffery, Vice President and Editor-in-Chief; Pat Swords, Vice President of Subscriber Relations; Robert L. Velte, Vice President for Strategic Development; Cynthia J. Bolbach, Corporate Secretary; LaVonya D. Echols, Assistant Corporate Secretary; Gilbert S. Lavine, Treasurer; and Paul A. Blakely, Assistant Treasurer.

      The following persons were elected to serve on the Board's standing committees for the ensuing term:

     Audit Committee: Daniel W. Toohey, chair; Jonathan Newcomb and Frederick A. Schenck.
     Budget Committee:  George J. Korphage,  chair; William A. Beltz, Eunice
L. Bumgardner,  Richard H. Cornfield, and Sandra C. Degler.
     Corporate Investment Committee: George J. Korphage, chair; William A. Beltz, Sandra C. Degler, and Paul N. Wojcik.
     Executive Compensation Committee: Frederick A. Schenck, chair; Jonathan Newcomb and Daniel W. Toohey.
     Executive Committee: William A. Beltz, chair; Sandra C. Degler, George J. Korphage, Robert L. Velte, and Paul N. Wojcik.

     Retirement Trust Investment Committee: George J.Korphage, chair; William A. Beltz, Sandra C. Degler, and Paul N. Wojcik.
     Retirement Plan Administrative Committee: Diane L. Harris, chair; Paul A. Blakely, G. Christopher Cosby, Anthony A. Harris, Kenneth May, and Sarah Stevens.
     Stock Fund Trust Administrative Committee: G. Christopher Cosby, chair; Gilbert S. Lavine, Paul A. Blakely, and LaVonya D. Echols.
     VEBA Administrative Committee: Paul A. Blakely, chair; G. Christopher Cosby and Kathleen Muller.
     VEBA Investment Committee: George J. Korphage, chair; William A. Beltz, Sandra C. Degler, and Paul N. Wojcik.

     The Board unanimously adopted the following resolution reaffirming the commitment to employee ownership:

           RESOLVED, that the Board of Directors fully endorses and reaffirms the first corporate objective, which is "to continue ownership by employees only and to encourage the widest possible participation because our experience demonstrates the success of employee ownership in encouraging excellent team performance, and in providing a fair distribution of rewards for that performance," and
           FURTHER RESOLVED, that the Chairman of the Board and/or the President of the Corporation is hereby directed to refer all inquiries concerning the availability of the Corporation for acquisition to the full Board of Directors for appropriate consideration and response in light of that corporate objective.

      The Board also unanimously reaffirmed BNA's corporate objectives.

     Finally, any stockholder proposal intended to be presented at the 2002 annual meeting, and to be included in BNA's proxy statement relating to that meeting, must be received by me on or before November 30, 2001.



                                        Cordially,

                                        s/Cynthia J. Bolbach
                                        --------------------
                                        Cynthia J. Bolbach